Exhibit 99.1

Kroger Reports Fourth Quarter and Full-Year 2023 Results

Announces Guidance for 2024

Fourth Quarter Highlights

•	Identical Sales without fuel decreased 0.8%; underlying Identical Sales without fuel increased 0.1%(1)

•	Operating Profit of $1,194 million; EPS of $1.01

•	Adjusted FIFO Operating Profit of $1,307 million and Adjusted EPS of $1.34, which include a benefit of $187 million and $0.20 from the 53rd week, respectively

•	Executed its go-to-market strategy to deliver value for customers

o	Grew digital sales more than 10%, excluding the 53rd week

o	Increased both loyal households and customer visits

Fiscal 2023 Highlights

•	Identical Sales without fuel increased 0.9%; underlying Identical Sales without fuel increased 2.3%(1)

•	Operating Profit of $3.1 billion; EPS of $2.96

•	Adjusted FIFO Operating Profit of $5.0 billion and Adjusted EPS of $4.76, which include a benefit of $187 million and $0.20 from the 53rd week, respectively

•	Delivered Adjusted EPS growth of 8% excluding the 53rd week

•	Delivered $1.3B in Operating Profit from Alternative Profit Businesses

•	Increased associate wages resulting in average hourly wage of nearly $19 and rate of nearly $25 with comprehensive benefits factored in, which is a 33% increase in rate in the last five years

•	Achieved strong Adjusted Free Cash Flow leading to a net total debt to adjusted EBITDA ratio of 1.33, excluding the 53rd week

CINCINNATI, March 7, 2024 – The Kroger Co. (NYSE: KR) today reported its fourth quarter and fiscal year 2023 results, provided 2024 guidance and updated investors on how Leading with Fresh and Accelerating with Digital continues to position Kroger for long-term sustainable growth.

(1) Identical Sales without fuel would have grown 0.1% in the 4th quarter of 2023 and 2.3% in fiscal 2023, if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022. In fiscal 2023, the terminated agreement had a positive effect on the FIFO Gross Margin Rate, excluding fuel, and a negative effect on the OG&A Rate, excluding fuel and adjustment items. The overall net effect on operating profit was slightly positive.

Comments from Chairman and CEO Rodney McMullen

“Kroger achieved strong 2023 results, in line with our long-term growth model and built upon three consecutive years of historic growth.

As customers manage macroeconomic pressures, we are lowering prices and offering even more ways to save with personalized promotions and rewards. Our unique seamless shopping experience provides customers the products they want, when and how they want them, with zero compromise on quality, convenience and selection.

We respect and appreciate our associates who are delivering a full, fresh and friendly customer experience. Over the last five years, we’ve made historic investments in associate wages, benefits and career development opportunities, including significant investments to help stabilize associates’ future pension benefits.

We are increasing customer visits and growing loyal households through the strength of our retail business, which positions Kroger for more ways to drive sustainable future growth. We expect to continue our momentum in 2024 by delivering value for customers, investing in associates and generating attractive and sustainable shareholder returns.”

Fourth Quarter Financial Results

	4Q23 ($ in millions; except EPS)	4Q23 Excluding the 53rd week ($ in millions; except EPS)	4Q22 ($ in millions; except EPS)
ID Sales* (Table 4)(1)	(0.8)%	N/A	6.2%
Earnings Per Share	$1.01	$0.81	$0.62
Adjusted EPS (Table 6)	$1.34	$1.14	$0.99
Operating Profit	$1,194	$1,007	$826
Adjusted FIFO Operating Profit (Table 7)	$1,307	$1,120	$1,274
FIFO Gross Margin Rate*	Increased 13 basis points (excluding the 53rd week)
OG&A Rate*	Increased 40 basis points (excluding the 53rd week)

* Without fuel and adjustment items, if applicable.

(1) Identical Sales without fuel would have grown 0.1% in the 4th quarter of 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022.

Total company sales were $37.1 billion in the fourth quarter, including $2.7 billion from the 53rd week, compared to $34.8 billion for the same period last year. Excluding fuel and the 53rd week, sales decreased 0.5% compared to the same period last year.

Gross margin was 22.7% of sales for the fourth quarter. The FIFO gross margin rate, excluding fuel and the 53rd week, increased 13 basis points compared to the same period last year. The improvement in rate was primarily attributable to strong Our Brands performance, sourcing benefits and lower supply chain costs, partially offset by increased price investments and higher shrink.

The LIFO credit for the quarter was $18 million, compared to a LIFO charge of $234 million for the same period last year. The credit was due to lower year over year product cost inflation than expected.

The Operating, General & Administrative rate increased 40 basis points, excluding fuel, the 53rd week and adjustment items, compared to the same period last year. This increase in rate was driven by planned investments in associate wages, an adjustment for self-insurance expenses and the decision to contribute an additional $40 million to multi-employer pension plans, helping stabilize associates’ future benefits and reduce future obligations, partially offset by continued execution of cost savings initiatives and lower incentive plan costs.

Fiscal 2023 Financial Results

	2023 ($ in billions; except EPS)	2023 Excluding the 53rd week ($ in billions; except EPS)	2022 ($ in billions; except EPS)
ID Sales* (Table 4)(1)	0.9%	N/A	5.6%
Earnings Per Share	$2.96	$2.76	$3.06
Adjusted EPS (Table 6)	$4.76	$4.56	$4.23
Operating Profit	$3.1	$2.9	$4.1
Adjusted FIFO Operating Profit (Table 7)	$5.0	$4.8	$5.1
FIFO Gross Margin Rate*(2)	Increased 18 basis points (excluding the 53rd week)
OG&A Rate*(2)	Increased 21 basis points (excluding the 53rd week)

* Without fuel and adjustment items, if applicable.

(1) Identical Sales without fuel would have grown 2.3% in fiscal 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022. (2) In fiscal 2023, the terminated agreement had a positive effect on the FIFO Gross Margin Rate, excluding fuel, and a negative effect on the OG&A Rate, excluding fuel and adjustment items. The overall net effect on operating profit was slightly positive.

Total company sales were $150.0 billion in 2023 including $2.7 billion from the 53rd week, compared to $148.3 billion for the same period last year. Excluding fuel and the 53rd week, sales increased 1.1% compared to the same period last year.

Gross margin was 22.2% of sales for 2023. The FIFO gross margin rate, excluding fuel and the 53rd week, increased 18 basis points compared to the same period last year. This improvement in rate was primarily attributable to strong Our Brands performance, sourcing benefits, lower supply chain costs and the effect of our terminated agreement with Express Scripts, partially offset by increased price investments and higher shrink.

The LIFO charge for 2023 was $113 million, compared to a LIFO charge of $626 million for the same period last year. This was driven by lower product cost inflation compared to the same period last year.

The Operating, General & Administrative rate increased 21 basis points, excluding fuel, the 53rd week and adjustment items, compared to the same period last year. This increase in rate was driven by planned investments in associates, investments in strategic growth initiatives and the effect of our terminated agreement with Express Scripts, partially offset by the continued execution of cost savings initiatives and lower incentive plan costs.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval. Kroger has paused its share repurchase program to prioritize de-leveraging following the proposed merger with Albertsons.

Kroger’s net total debt to adjusted EBITDA ratio is 1.33, excluding the 53rd week, compared to 1.56 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Full-Year 2024 Guidance*

•	Identical Sales without fuel of 0.25% – 1.75%

•	Adjusted FIFO Operating Profit of $4.6 – $4.8 billion

•	Adjusted net earnings per diluted share of $4.30 – $4.50

•	Adjusted Free Cash Flow of $2.5 – $2.7 billion**

•	Capital expenditures of $3.4 – $3.6 billion

•	Adjusted effective tax rate of 23%***

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2024 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2024 GAAP financial results.

** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans or payments related to opioid settlements and merger related costs.

*** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws, which cannot be predicted

Comments from Interim CFO Todd Foley

“Kroger’s 2023 results provide another proof point of the strength and resilience of our value creation model, which supported another year of strong free cash flow and net earnings growth.

In 2024, we expect to grow revenue by delivering value for customers and enhancing our seamless shopping experience. We plan to balance investments in our business, including lowering prices and increasing associate wages, with productivity and cost savings initiatives, improvement on long-term initiatives in gross margin and growth in our alternative profit businesses.

This strength in our model gives us confidence in our ability to deliver on our 2024 guidance and maintain our strong track record of delivering for our customers, investing in our associates and generating attractive and sustainable returns for shareholders.”

Fourth Quarter 2023 Highlights

Leading with Fresh

•	Launched new Murray’s Cheese monthly subscription club

•	Introduced more than 700 new Our Brands items in 2023, including expansion of Mercado and Smart Way lines

•	Innovated to make customer favorites even better with reinvented deli and bakery items

Accelerating with Digital

•	Grew digital business to $12 billion in annual sales

•	Increased delivery sales by 24% over last year, excluding the 53rd week, led by Kroger Boost and Customer Fulfillment Centers

•	Increased digitally engaged households by 18% compared to last year

Associate Experience

•	Invested approximately $500 million in incremental wages in 2023, for a total of $2.4 billion in incremental investments since 2018

•	Named by Computerworld to the 2024 List of Best Places to Work in IT

•	Supported continuing education with almost 7,000 associates, 94% of whom are hourly, taking advantage of Kroger’s education assistance program in 2023

Live Our Purpose

•	Recognized as one of Newsweek’s “Most Responsible Companies” for 2024

•	Investing in innovation which enhances food recovery through Zero Hunger | Zero Waste foundation grants to organizations including Feeding America and The Farmlink Project

•	Announced collaboration between Kroger Health and Soda Health to provide more access to food, health products, pharmacy and nutrition services

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over eleven million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's fourth quarter 2023 ended on February 3, 2024.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “continue,” “create,” “deliver,” “expect,” “future,” “guidance,” “model,” “positions,” “strategy,” “target,” “trends,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: the risks relating to or arising from our proposed nationwide opioid litigation settlement, including our ability to finalize and effectuate the settlement, the scope and coverage of the ultimate settlement and the expected financial or other impacts that could result from the settlement; our proposed transaction with Albertsons, including, among other things, our ability to consummate the proposed transaction and related divestiture plan, including on the terms of the merger agreement and divestiture plan, on the anticipated timeline, with the required regulatory approvals, and/or resolution of pending litigation challenging the merger; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the current inflationary environment and future potential inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on March 7, 2024 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 7, 2024.

4th Quarter 2023 Tables Include:

1.	Consolidated Statements of Operations

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Cash Flows

4.	Supplemental Sales Information

5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.	Net Earnings Per Diluted Share Excluding the Adjustment Items

7.	Operating Profit Excluding the Adjustment Items

8.	Adjusted Free Cash Flow

--30--

Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2023		2022		2023		2022
SALES	$37,064	100.0%	$34,823	100.0%	$150,039	100.0%	$148,258	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	28,643	77.3	27,247	78.2	116,675	77.8	116,480	78.6
OPERATING, GENERAL AND ADMINISTRATIVE (a)	6,278	16.9	5,847	16.8	26,252	17.5	23,848	16.1
RENT	220	0.6	197	0.6	891	0.6	839	0.6
DEPRECIATION AND AMORTIZATION	729	1.9	706	2.0	3,125	2.0	2,965	2.0

OPERATING PROFIT	1,194	3.2	826	2.4	3,096	2.1	4,126	2.8

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(100)	(0.3)	(113)	(0.3)	(441)	(0.3)	(535)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	6	-	2	-	30	-	39	-
(LOSS) GAIN ON INVESTMENTS	(166)	(0.4)	(92)	(0.3)	151	0.1	(728)	(0.5)

NET EARNINGS BEFORE INCOME TAX EXPENSE	934	2.5	623	1.8	2,836	1.9	2,902	2.0

INCOME TAX EXPENSE	195	0.5	172	0.5	667	0.3	653	0.4

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	739	2.0	451	1.3	2,169	1.5	2,249	1.5

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	3	-	1	-	5	-	5	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$736	2.0%	$450	1.3%	$2,164	1.4%	$2,244	1.5%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$1.01		$0.62		$2.99		$3.10

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	719		716		718		718

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.01		$0.62		$2.96		$3.06

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	725		724		725		727

DIVIDENDS DECLARED PER COMMON SHARE	$0.29		$0.26		$1.13		$0.99

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	A LIFO credit of $18 and a LIFO charge of $234 were recorded in the fourth quarters of 2023 and 2022, respectively. For the year to date period, LIFO charges of $113 and $626 were recorded for 2023 and 2022, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	February 3,	January 28,
	2024	2023
ASSETS
Current Assets
Cash	$235	$336
Temporary cash investments	1,648	679
Store deposits in-transit	1,234	1,127
Receivables	2,136	2,234
Inventories	7,105	7,560
Prepaid and other current assets	609	734

Total current assets	12,967	12,670

Property, plant and equipment, net	25,230	24,726
Operating lease assets	6,692	6,662
Intangibles, net	899	899
Goodwill	2,916	2,916
Other assets	1,819	1,750

Total Assets	$50,523	$49,623

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$198	$1,310
Current portion of operating lease liabilities	670	662
Accounts payable	10,399	10,179
Accrued salaries and wages	1,323	1,746
Other current liabilities	3,486	3,341

Total current liabilities	16,076	17,238

Long-term debt including obligations under finance leases	12,028	12,068
Noncurrent operating lease liabilities	6,351	6,372
Deferred income taxes	1,579	1,672
Pension and postretirement benefit obligations	385	436
Other long-term liabilities	2,503	1,823

Total Liabilities	38,922	39,609

Shareowners' equity	11,601	10,014

Total Liabilities and Shareowners' Equity	$50,523	$49,623

Total common shares outstanding at end of period	720	716
Total diluted shares year-to-date	725	727

Note:	The Company reclassified $3.1 billion of liabilities from other current liabilities to accounts payable on the Consolidated Balance Sheet for the year ended January 28, 2023 to conform to the current year presentation. This reclassification was made to the Consolidated Balance Sheet to more accurately present these current liabilities. A similar reclassification was made to the Consolidated Statement of Cash Flows resulting in a change to accounts payable and accrued expenses within net cash provided by operating activities for the years ended February 3, 2024 and January 28, 2023.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,169	$2,249
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	3,125	2,965
Asset impairment charges	69	68
Goodwill and fixed asset impairment charges related to Vitacost.com	-	164
Operating lease asset amortization	625	614
LIFO charge	113	626
Stock-based employee compensation	172	190
Company-sponsored pension plans benefit	(9)	(26)
Deferred income taxes	(155)	161
Gain on the sale of assets	(56)	(40)
(Gain) loss on investments	(151)	728
Other	78	(8)
Changes in operating assets and liabilities:
Store deposits in-transit	(107)	(45)
Receivables	14	(222)
Inventories	342	(1,370)
Prepaid and other current assets	72	(36)
Accounts payable	564	44
Accrued expenses	(222)	(167)
Income taxes receivable and payable	68	(190)
Operating lease liabilities	(695)	(622)
Other	772	(585)

Net cash provided by operating activities	6,788	4,498

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(3,904)	(3,078)
Proceeds from sale of assets	101	78
Other	53	(15)

Net cash used by investing activities	(3,750)	(3,015)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	15	-
Payments on long-term debt including obligations under finance leases	(1,301)	(552)
Dividends paid	(796)	(682)
Financing fees paid	-	(84)
Proceeds from issuance of capital stock	50	134
Treasury stock purchases	(62)	(993)
Other	(76)	(112)

Net cash used by financing activities	(2,170)	(2,289)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	868	(806)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,015	1,821
END OF YEAR	$1,883	$1,015

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(3,904)	$(3,078)
Payments for lease buyouts	-	21
Changes in construction-in-progress payables	344	(281)
Total capital investments, excluding lease buyouts	$(3,560)	$(3,338)

Disclosure of cash flow information:
Cash paid during the year for interest	$488	$545
Cash paid during the year for income taxes	$751	$698

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2023	2022 (b)	2023	2022 (b)
EXCLUDING FUEL	$33,157	$33,423	$131,748	$130,562

EXCLUDING FUEL (c)	(0.8)%	6.2%	0.9%	5.6%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We define Kroger Delivery identical sales powered by Ocado based on geography. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography. If the Kroger Delivery sales powered by Ocado occur in a new geography, these sales are included as identical when deliveries have occurred to the new geography for five full quarters.

(b)	Identical sales for the fourth quarter of 2022 and year-to-date 2022 were adjusted to a 13 and 53-week basis, respectively.

(c)	Identical sales without fuel would have grown 0.1% in the 4th quarter and 2.3% year-to-date for 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	February 3,	January 28,
	2024	2023	Change
Current portion of long-term debt including obligations under finance leases	$198	$1,310	$(1,112)
Long-term debt including obligations under finance leases	12,028	12,068	(40)

Total debt	12,226	13,378	(1,152)

Less: Temporary cash investments	1,648	679	969
Less: Prepaid benefit payments	-	125	(125)

Net total debt	$10,578	$12,574	$(1,996)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, for 2023 and 2022 on a 52-week basis.

	YEAR-TO-DATE
	February 3,	January 28,
	2024	2023
Net earnings attributable to The Kroger Co. on a 53-week basis in fiscal year 2023	$2,164	$2,244
LIFO charge	113	626
Depreciation and amortization	3,125	2,965
Interest expense	441	535
Income tax expense	667	653
Adjustment for pension plan withdrawal liabilities	-	25
Adjustment for (gain) loss on investments	(151)	728
Adjustment for Home Chef contingent consideration	-	20
Adjustment for merger related costs (a)	316	44
Adjustment for opioid settlement charges (b)	1,475	85
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	-	164
53rd week EBITDA adjustment	(187)	-
Other	(15)	(7)

Adjusted EBITDA	$7,948	$8,082

Net total debt to adjusted EBITDA ratio on a 52-week basis	1.33	1.56

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(b)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the States of West Virginia and New Mexico.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2023	2022	2023	2022
Net earnings attributable to The Kroger Co.	$736	$450	$2,164	$2,244

Adjustment for pension plan withdrawal liabilities (a)(b)	-	19	-	19
Adjustment for loss (gain) on investments (a)(c)	128	70	(116)	561
Adjustment for Home Chef contingent consideration (a)(d)	-	2	-	15
Adjustment for merger related costs (a)(e)	115	19	268	34
Adjustment for opioid settlement charges (a)(f)	-	-	1,163	67
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com (a)(g)	-	164	-	164

2023 and 2022 Adjustment Items	243	274	1,315	860

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$979	$724	$3,479	$3,104

53rd week adjustment (a)(h)	(144)	-	(144)	-

Net earnings attributable to The Kroger Co. excluding the adjustment items above and the 53rd week	$835	$724	$3,335	$3,104

Net earnings attributable to The Kroger Co. per diluted common share	$1.01	$0.62	$2.96	$3.06

Adjustment for pension plan withdrawal liabilities (i)	-	0.03	-	0.03
Adjustment for loss (gain) on investments (i)	0.17	0.09	(0.17)	0.76
Adjustment for Home Chef contingent consideration (i)	-	-	-	0.02
Adjustment for merger related costs (i)	0.16	0.03	0.37	0.05
Adjustment for opioid settlement charges (i)	-	-	1.60	0.09
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com (i)	-	0.22	-	0.22

2023 and 2022 Adjustment Items	0.33	0.37	1.80	1.17

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.34	$0.99	$4.76	$4.23

53rd week adjustment (i)	(0.20)	-	(0.20)	-

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above and the 53rd week	$1.14	$0.99	$4.56	$4.23

Average number of common shares used in diluted calculation	725	724	725	727

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $25.

(c)	The pre-tax adjustments for loss (gain) on investments were $166 and $92 in the fourth quarters of 2023 and 2022, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were ($151) and $728 in 2023 and 2022, respectively.

(d)	The pre-tax adjustment to OG&A expenses for Home Chef contingent consideration was $2 in the fourth quarter of 2022. The year-to-date pre-tax adjustment to OG&A expenses for Home Chef contingent consideration were $20 in 2022.

(e)	The pre-tax adjustments to OG&A expenses for merger-related costs were $138 and $25 in the fourth quarters of 2023 and 2022, respectively. The year-to-date pre-tax adjustments to OG&A expenses for merger-related costs were $316 and $44 in 2023 and 2022, respectively.

(f)	The year-to-date pre-tax adjustments to OG&A expenses for opioid settlement charges were $1,475 and $85 in 2023 and 2022, respectively.

(g)	The after-tax and pre-tax adjustment to OG&A expenses for goodwill and fixed asset impairment charges related to Vitacost.com was $164.

(h)	The pre-tax adjustment for the 53rd week was ($179).

(i)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2023 Fourth Quarter Adjustment Items include adjustments for the loss on investments and merger related costs.

2023 Adjustment Items include the Fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2023 for gain on investments, merger related costs and opioid settlement charges.

2022 Fourth Quarter Adjustment Items include adjustments for the pension plan withdrawal liability costs, loss on investments, Home Chef contingent consideration adjustment, merger related costs, and goodwill and fixed asset impairment charges related to Vitacost.com.

2022 Adjustment Items include the Fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2022 for loss on investments, Home Chef contingent consideration adjustment, merger related costs, and legal settlement costs.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below. Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2023	2022	2023	2022
Operating profit	$1,194	$826	$3,096	$4,126
LIFO (credit) charge	(18)	234	113	626

FIFO Operating profit	1,176	1,060	3,209	4,752

Adjustment for pension plan withdrawal liabilities	-	25	-	25
Adjustment for Home Chef contingent consideration	-	2	-	20
Adjustment for merger related costs (a)	138	25	316	44
Adjustment for opioid settlement charges (b)	-	-	1,475	85
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	-	164	-	164
Other	(7)	(2)	(14)	(11)

2023 and 2022 Adjustment items	131	214	1,777	327

Adjusted FIFO operating profit excluding the adjustment items above	$1,307	$1,274	$4,986	$5,079

53rd week adjustment	(187)	-	(187)	-

Adjusted FIFO operating profit excluding the adjustment items above and the 53rd week	$1,120	$1,274	$4,799	$5,079

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(b)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the States of West Virginia and New Mexico.

Table 8. Adjusted Free Cash Flow

(in millions)

(unaudited)

Adjusted free cash flow is an important performance measure used by management, and management believes it is also a useful metric for investors and analysts to evaluate the Company's ability to generate additional funding from business operations available for dividends, managing debt levels, share repurchases and other strategic investments.  Adjusted free cash flow is one of the key financial indicators of the Company's business performance and the Company also uses adjusted free cash flow to evaluate the Company's senior management.  However, adjusted free cash flow is not a measure of financial performance or liquidity under GAAP and, therefore, should not be considered an alternative to net earnings (loss) or net cash provided by operating activities as an indicator of the Company's performance or liquidity.   Although free cash flow is a relatively standard term, numerous methods exist for calculating free cash flow. As a result, the method used by the Company's management to calculate adjusted free cash flow may differ from methods other companies use to calculate free cash flow.

The following table sets forth a reconciliation of net cash provided by operating activities to adjusted free cash flow.

	YEAR-TO-DATE
	February 3,	January 28,	January 29,
	2024	2023	2022
Net cash provided by operating activities	$6,788	$4,498	$6,190

Payments for property and equipment, including payments for lease buyouts	(3,904)	(3,078)	(2,614)

Free Cash Flow	2,884	1,420	3,576

Adjustment for company pension plans and payments related to the restructuring of multi-employer pension plans	298	283	366
Adjustment for payments related to opioid settlements	33	-	-

Adjusted Free Cash Flow	$3,215	$1,703	$3,942